Exhibit 5.1

Partner	David Josselsohn
Contact	David Josselsohn
T +61 2 9263 4127
djosselsohn@gtlaw.com.au
Our ref	DXJ:DXJ:1043482	L 35, Tower Two, International Towers Sydney
200 Barangaroo Avenue
Barangaroo NSW 2000 AUS
GPO Box 3810 Sydney NSW 2001
T +61 2 9263 4000 F +61 2 9263 4111
www.gtlaw.com.au

12 February 2025
The Directors
Vast Renewables Limited
Level 7, Suite 7.02, 124 Walker Street
North Sydney NSW 2060
Dear Directors
Post-Effective Amendment No. 3 to Form F-1 on Form F-3
We have been retained as Australian legal advisor to Vast Renewables Limited (ACN 136 258 574) (Company), a company incorporated under the laws of the Commonwealth of Australia, in connection with its filing of a third post-effective amendment to Form F-1 on Form F-3 on or about 12 February 2025 (Post-Effective Amendment No. 3) under the Securities Act of 1933, as amended (Securities Act), with the Securities and Exchange Commission (Commission).
On 18 December 2023 (New York time), the Company consummated the business combination pursuant to the business combination agreement dated 14 February 2023, as amended on 19 October 2023, between, among others, the Company and Nabors Energy Transition Corp. (NETC) (Business Combination Agreement, and the transactions contemplated thereby, Business Combination).
The Post-Effective Amendment No. 3 relates to the first amendment to the registration statement on Form F-1 filed by the Company on 7 March 2024 and declared effective by the Commission on 11 March 2024, as amended by post-effective amendments filed by the Company on 25 April 2024 and 7 November 2024 and declared effective by the Commission on 26 April 2024 and 12 November 2024, respectively (as amended, F-1 Registration Statement), relating to:
(a)    the offer and sale by the Company of up to:
(i)    13,799,987 fully paid ordinary shares in the capital of the Company (Ordinary Shares)
that are issuable by the Company upon the exercise of 13,799,987 public warrants of the Company, each initially exercisable at US$11.50 for one Ordinary Share (Public Warrants), and which were assumed by the Company in connection with the Business Combination pursuant to the Public Warrant Agreement (as defined in the F-1 Registration Statement); and
(ii)    13,730,000 Ordinary Shares that are issuable by the Company upon the exercise of 13,730,000 private warrants of the Company, each initially exercisable at US$11.50 for one Ordinary Share (Private Warrants), and which were assumed by the Company in connection with the Business Combination pursuant to the Private Warrant Agreement (as defined in the F-1 Registration Statement),
(together, New Shares); and
(b)    the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the F-1 Registration Statement of up to:
(i)    27,980,486 Ordinary Shares held by certain holders entitled to resale registration rights pursuant to the shareholder and registration rights agreement dated 18 December 2023 (Shareholder and Registration Rights Agreement) or other agreements, as detailed in the F-1 Registration Statement (Resale Shares);

(ii)    an aggregate 2,799,999 Ordinary Shares that are issuable to certain parties to the Shareholder and Registration Rights Agreement pursuant to the Business Combination Agreement upon the occurrence of specified events for no additional consideration (Earnout Shares);
(iii)    2,400,000 Ordinary Shares that are issuable to Nabors Energy Transition Sponsor LLC, a Delaware limited liability company, pursuant to the Support Agreement (as defined in the F-1 Registration Statement) for no additional consideration (together with the Earnout Shares, Deferred Resale Shares);
(iv)    12,416,500 Private Warrants;
(v)    12,416,500 New Shares issuable upon exercise of Private Warrants, at an exercise price of US$11.50 per share, subject to adjustment, held by certain parties to the Shareholder and Registration Rights Agreement;
(vi)    440,00 Public Warrants purchased on the open market, held by certain parties to the Shareholder and Registration Rights Agreement; and
(vii)    440,000 New Shares issuable upon exercise of Public Warrants, at an exercise price of $11.50 per share, subject to adjustment, held by certain parties to the Shareholder and Registration Rights Agreement.
The Post-Effective Amendment No. 3 is being filed to convert the F-1 Registration Statement into a registration statement on Form F-3 and to update and supplement certain information contained in the F-1 Registration Statement.
2    Documents examined and searches conducted and relied on by us
For the purposes of this opinion, we have examined and relied on copies of the following documents:
(a)    the Post-Effective Amendment No. 3;
(b)    the certificate of registration of the Company;
(c)    the constitution of the Company;
(d)    the written resolutions of the directors of the Company dated 13 February 2023, 18 December 2023 and 19 December 2023 authorising, in connection with the consummation of the Business Combination and among other things, the assumption of the Public Warrants and the Private Warrants pursuant to, respectively, the Public Warrant Agreement and the Private Warrant Agreement, and the issue of the New Shares (Board Resolutions); and
(e)    the results of a search conducted at 12.48 pm (Australian Eastern Daylight Time) on 12 February 2025 of the Australian Securities and Investments Commission (ASIC) database for the Company (ASIC Search).
3    Opinions
Subject to the assumptions and qualifications set out in this letter, and subject further to the following:
(a)    the Post-Effective Amendment No. 3 having become effective under the Securities Act and continuing to be so effective;
(b)    the Board Resolutions remaining in full force and effect and not having been rescinded or amended; and
(c)    valid entries having been made in relation to the issue of the New Shares in the books and registers of the Company,
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we are of the opinion that:
(d)    the Company has been duly incorporated and is validly registered and existing under the laws of the Commonwealth of Australia;
(e)    if and when the issuance of any New Shares issuable upon the exercise of the Public Warrants or Private Warrants has been duly authorised by appropriate corporate action, the Public Warrants or Private Warrants (as applicable) have been validly exercised and those New Shares have been duly issued, those New Shares will be validly issued and fully paid and will not be subject to any call for payment of further capital;
(f)    the Resale Shares have been validly issued and fully paid and will not be subject to any call for payment of further capital; and
(g)    if and when the Deferred Resale Shares become issuable and those Deferred Resale Shares have been duly issued, those Deferred Resale Shares will be validly issued and fully paid and will not be subject to any call for payment of further capital.
4    General
The opinions in this letter:
(a)    relate exclusively to the documents and transactions described in it;
(b)    are strictly limited to the matters stated in the opinion, and no opinion or belief is implied or may be inferred beyond the matters expressly stated in the opinion; and
(c)    are addressed to and given for the benefit of the Company and may be relied upon by the Company and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.
This letter may not in any circumstance be:
(a)    relied upon, by any other person; or
(b)    used in connection with any other transaction,
without our prior written consent.
The matters in this letter are given solely to matters governed by, and should be interpreted in accordance with, the laws of the Commonwealth of Australia as in force and as interpreted at 12.48 pm (Australian Eastern Daylight Time) on the date of this letter, and we have no obligation to inform you of any change in any relevant law occurring after that time.
We express no opinion as to any laws or any matter relating to any laws other than the laws of Australia.
We hereby consent to the filing of this letter as an exhibit to the Post-Effective Amendment No. 3 and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
Yours faithfully
Gilbert + Tobin

/s/ David Josselsohn
David Josselsohn
Partner
+61 2 9263 4127
djosselsohn@gtlaw.com.au
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Schedule 1    Assumptions and qualifications
1    Assumptions
We have assumed (without making any investigation) that:
(a)    with respect to all documents reviewed by us:
(i)    all signatures, sealings or markings are genuine;
(ii)    any individual, corporate entity or governmental authority signing, sealing or otherwise marking any of such documents had the requisite legal capacity at all relevant times to sign, seal or otherwise mark such documents;
(iii)    all documents submitted to us as originals are authentic and complete;
(iv)    all documents submitted to us as copies or as a reproduction (including facsimiles) conform to the authentic original documents; and
(v)    the corporate records of the Company are complete, true and accurate;
(b)    if we have reviewed a draft of a document rather than an executed copy, the document will be executed in the form of that draft;
(c)    the Company has disclosed to us all the information it and any of its officers and employees are aware of and which might affect our findings;
(d)    any documents and information given to us by the Company or any of its employees, officers, advisers, agents or representatives are accurate and complete;
(e)    all factual matters in all documents provided to us in connection with this opinion are true and correct;
(f)    each document reviewed by us has been validly executed by each entity expressed to be a party to it and the obligations of each party under each document reviewed by us are valid, binding and (subject to the terms of each document) enforceable;
(g)    each party to a document reviewed by us, other than the Company, is validly registered and existing under the laws of its place of incorporation;
(h)    each party to a document reviewed by us has the power to enter into and perform its obligations under that document and has taken all necessary corporate and other action to authorise the execution, delivery and performance of that document in accordance with its terms;
(i)    the filing of the Post-Effective Amendment No. 3 with the Commission has been authorised by all necessary actions under all applicable laws other than Australian law;
(j)    the constitution of the Company examined by us remains in full force and effect and no alteration has been made or will be made to the constitution prior to the date of allotment and issue of the New Shares (Allotment Date);
(k)    the information disclosed by the ASIC Search conducted by us was complete, accurate and up to date as at the date of the ASIC Search, that the position has not changed since the time at which the ASIC Search was undertaken and that the result of the ASIC Search will remain complete and accurate at the Allotment Date;
(l)    the Company has complied with its reporting and filing obligations under all applicable laws;
(m)    each document reviewed by us in connection with this opinion:
(i)    is accurate, complete and up-to-date;
(ii)    has not been varied, amended or terminated; and
(iii)    has not been superseded by some other document or action of which we are not aware;
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(n)    no material information or documents have been withheld from us, whether deliberately or inadvertently; and
(o)    the resolutions of the directors of the Company were dully passed as written resolutions of the directors of the Company, all constitutional, statutory and other formalities were duly observed and such resolution was duly adopted, and such resolution has not been revoked or varied and remains in full force and effect and will remain so at the Allotment Date.
2    Qualifications
Our opinions in this letter are subject to the following qualifications and limitations:
(a)    this opinion only relates to the laws in Australia in force at the date of this opinion and does not express or imply an opinion as to the laws of any other jurisdiction;
(b)    we are not able to comment on, and express no opinion on whether:
(i)    the    information given to    us for the purposes of this opinion is adequate;
(ii)    the    documents given to    us for the purposes of this opinion are complete;
(iii)    the    documents given to    us for the purposes of this opinion comprise all relevant
documents;
(iv)    there is other information relevant to the matters referred to in this opinion;
(v)    all relevant documents and information have been correctly filed; or
(vi)    there are any other matters not brought to our attention which a reasonable person may consider material in relation to the matters referred to in this opinion;
(c)    we do not accept any responsibility for omissions or inaccuracies in this opinion resulting from documents or information not given to us;
(d)    we have relied on the ASIC Search and have not made any independent investigations or searches. We note that the records of ASIC available for public search may not be complete, accurate or up to date; and
(e)    if a person for whose benefit our opinion is given is actually aware of or believes there to be a false or misleading statement or an omission of the information requested to be provided to us in connection with the work performed by us in rendering this opinion, that person may not rely on this opinion in relation to that statement or omission and should seek legal advice on the specific matter concerned.
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